UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 12, 2006

WATER PIK TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or other jurisdiction of incorporation or organization)

1-15297

25-1843384

(Commission File Number)	(IRS Employer Identification No.)

23 Corporate Plaza, Suite 246

Newport Beach, CA 92660

(Address of principal executive offices, including zip code)

(949) 719-3700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

On April 12, 2006, Water Pik Technologies, Inc. (the “Company”) consummated the previously announced merger (the “Merger”) with Coast Merger Corporation (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Coast Acquisition Corporation, a Delaware corporation (“Parent”). Pursuant to the Agreement and Plan of Merger, dated January 6, 2006, by and among the Company, Parent, and Merger Sub (the “Merger Agreement”), Merger Sub merged with and into the Company, with the Company surviving the Merger as the surviving corporation and a wholly-owned subsidiary of Parent.

Upon the closing of the Merger: (1) each issued and outstanding share of common stock of the Company (the “Shares”), other than Shares owned by the Company, Parent, Merger Sub or any wholly-owned subsidiary of the Company, Parent or Merger Sub, was cancelled and converted into the right to receive $27.75; (2) each Company stock option was cancelled and converted into the right to receive an amount in cash (subject to applicable withholding taxes) equal to (x) the excess, if any, of $27.75 per share over the per share exercise or purchase price of such outstanding Company stock option, times (y) the number of shares of Company common stock underlying the Company stock option; (3) each deferred stock unit was converted into the right to receive $27.75 per share; (4) each performance share that the Company had agreed to issue but had not yet issued, subject to certain specified criteria having been satisfied, was converted into the right to receive $27.75 per share; and (5) each Share that was subject to restrictions on ownership or transferability vested in full and was converted into the right to receive $27.75 per share.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

99.1                           News release dated April 12, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 12, 2006	Water Pik Technologies, Inc.

/s/ RICHARD D. TIPTON
Richard D. Tipton
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	News Release dated April 12, 2006